03-01-06P06:10 FILE

NYMT

NEW YORK MORTGAGE TRUST

September 12, 2005

Mr. A. Bradley Howe
Via Email: brad.howe@hanovertrade.com

Re: Employment Offer

Dear Brad:

Thank you for considering a position with us. We are all very excited about the prospect of your joining the New York Mortgage Trust team. As we discussed, we are in need of in-house General Counsel who will manage and lead, from a legal perspective, our organization's corporate, structural and consolidated operations of NYMT and who will assist and advise executive management in its various decisions and the implementation and/or evaluation of its activities. This senior executive will report directly to both the Chairman of the Board, Co-CEO & President (Steve Schnall) and the Chief Financial Officer (Mike Wirth).

As General Counsel, you will advise executive management on legal and regulatory issues and will provide practical advice on legal issues within a business context. Your responsibilities include research and analysis on legal issues, composition and/or review of legal documents and correspondence, legal due diligence, and transactional negotiations (or assistance) in conjunction with a business unit executive. This senior executive will oversee, administer or provide substantial input on, among other things, transactional activities (normal business functions, confidentiality agreements, M&A, contracts, etc.), Board of Directors related functions (meetings, minutes, resolutions/consents, etc.), SEC filings and issues (Form 10-Q, 10-K, 8-K, proxy materials, etc.), compliance with Regulation FD, legal review of policies and procedures, business strategies and other activities as they may relate to legal reviews and perspectives. You will also lead the coordination, direction and efficiencies of our various outside counsel teams for all specialized matters that we may need addressed.

Position: General Counsel, New York Mortgage Trust, Inc.

Directly reports to: Both the Chairman of the Board/Co-CEO/President and the Chief Financial Officer of New York Mortgage Trust, Inc. In addition, you will have significant interaction with the executive management of NYMT and all department heads and area managers of The New York Mortgage Company, Inc. ("NYMC").

Start Date: on or before Monday, October 10, 2005

Location: 1301 Avenue of the Americas, 7th Floor, New York, NY

Compensation:

Base salary: a minimum of $200,000 per year commencing immediately.

You will be considered an exempt employee and therefore not be entitled to be paid overtime. You will receive paid holidays in accordance with our company's holiday schedule.

Performance Bonus: At the end of each full year of employment you will be eligible for a Performance Bonus in a target amount of 25% of your base salary. One-half of the Performance Bonus will be paid in cash and one-half in performance shares of NYMT's stock which will vest one-third after twelve months, one-third after twenty-four months and one-third after 36 from each grant date. This Performance Bonus will be awarded based equally upon your successfully completing the above generally described responsibilities and the performance of the Company.

Non-Competition: You will be required to sign a confidentiality and non-solicitation of employment agreement that is substantially similar to the confidentiality and non-solicitation of employees agreements signed by the other employees if NYMT.

Health Insurance: After 90 days of employment, you will be eligible to participate in our Management Class Group Health Insurance Program through Empire Blue Cross Blue Shield. Under this plan, the company will pay for 100% of your individual EPO coverage. Dental coverage will also be made available to you at a nominal cost. We will reimburse you for your COBRA cost until such time that you are eligible to participate in our health insurance program.

Long Term Disability: You will be eligible to participate in the company's long-term disability plan at no cost to you.

Vacation: You will be entitled to four weeks of vacation time annually, three personal days and ten legal company holidays. You will be entitled to one week of vacation for the remainder of 2005.

401K: On the first enrollment date after 90 days of continuous employment, you will be eligible to participate in our 401K retirement plan which includes an employer matching component.

Termination: If after 60 days of employment (a) we terminate you for any reason other than "for cause" (i.e. you are convicted of a Felony, you repeatedly fail to follow reasonable Board directions or directions from the company's Co-CEO (Schnall) or CFO

(Wirth), you materially fail to perform the obligations described in the second paragraph of this letter (for which you will be afforded 30 days notice/cure period and opportunity to present case to the full Board of Directors)) or (b) you resign for "good reason" (i.e. you are forced to relocate, your compensation or benefits are materially reduced, your duties or responsibilities are materially diminished) then we will pay you six months' base salary and shall continue your benefits for six months. In addition, any restricted stock shall vest immediately and 50% of any stock options shall vest immediately.

Confidentiality: This offer is exclusive and confidential between you and NYMT. As such, each party agrees not to disclose the terms contained within this employment offer for any purpose other than fulfillment of such party's obligations to the other party under this offer. Confidential information shall mean and include information regarding the terms of this employment offer. Neither party shall disclose, publish, release, transfer, or otherwise make available the terms of the offer in any form to, or for the use or benefit of any person or entity other than with each party's advisors and members of each party's family without the express consent of the other party. It is agreed that unauthorized disclosure of the terms of this offer shall cause the offer to be null and void.
Please contact me if you require clarification on any of the above-mentioned points. I look forward to working with you.

The New York Mortgage Trust, Inc. and subsidiaries are an at will employer. As such, your employment will be at will.

Sincerely,

Steven B. Schnall
Co-Chief Executive Officer
New York Mortgage Trust, Inc.

Agreed and accepted this 15th day of September 2005.

A. Bradley Howe